Exhibit 99.1

PFSweb Reports Second Quarter 2018 Results

Allen, TX – August 9, 2018 – PFSweb, Inc. (NASDAQ: PFSW), a global commerce services company, is reporting results for the second quarter ended June 30, 2018.

Second Quarter 2018 Summary vs. Same Year-Ago Quarter

•	Total revenues were $77.1 million compared to $78.1 million.
•	Service fee equivalent (SFE) revenue (a non-GAAP measure defined below) was $53.6 million compared to $55.1 million.
•	Service fee gross margin increased 310 basis points to 37.3%.
•	Net loss improved to $0.6 million or $(0.03) per share, compared to a loss of $2.6 million or $(0.14) per share.
•	Adjusted EBITDA (a non-GAAP measure defined below) increased 22% to $5.3 million.

Management Commentary

“Our second quarter results continued to reflect the positive momentum from our profitability initiatives implemented in 2017,” said Mike Willoughby, CEO of PFSweb. “Our high level of execution in supporting our clients and the benefit of project activity led to strong growth in service fee gross margin and adjusted EBITDA.  In fact, adjusted EBITDA was a Q2 record, increasing 22% over the prior year quarter.

“In our PFS business, we continued to experience a benefit from higher transactional volumes with certain clients, as well as incremental project work and other activity that generated favorable gross margin contribution. This was the busiest PFS second quarter on record as we shipped more than 4.2 million orders, a 27% increase from last year.

“We also performed at a high level for clients in our LiveArea business, and continue to expect growth to accelerate in the back half of the year as we ramp delayed project launches and operate new retainer engagements from the first two quarters. New bookings from LiveArea were strong in Q2 as well. While project launches were somewhat slower than expected, we are encouraged by the bookings mix in Q2 which reflects a greater percentage of retainer agreements, where revenue is recognized over a 12-month period and is typically recurring in nature, as opposed to project bookings, which are typically recognized in a 4-6 month period and are often one-time in nature.

“With an overall strong first half of the year, we are reiterating our 2018 corporate SFE revenue and adjusted EBITDA guidance. On a segmented basis, however, we expect a slight shift in revenue mix, with incremental SFE revenue expected to be generated from our PFS business unit given its strong performance, and less service fee revenue from LiveArea as a result of the timing of recognized revenue. Overall, we plan to continue executing at a high level for our clients, while continuing to build upon our position in the marketplace as an established leader in the commerce industry.”

Second Quarter 2018 Financial Results

Total revenues in the second quarter of 2018 were $77.1 million compared to $78.1 million in the same period of 2017. Service fee revenue in the second quarter was $53.1 million compared to $54.7 million last year. Product revenue from the company’s last remaining client under this legacy business model was $8.8 million compared to $9.9 million in the same period of 2017.

SFE revenue was $53.6 million compared to $55.1 million in the year-ago quarter. The decline was driven by expected client transitions, including certain lower margin engagements, partially offset by new and expanded client relationships.

Service fee gross margin in the second quarter of 2018 increased 310 basis points to 37.3% compared to 34.2% in the same period of 2017. The increase was due to a focus on higher-margin engagements and service offerings, benefits from client project work, as well as improved operational efficiency and the transition of certain lower-margin engagements.

Net loss in the second quarter of 2018 improved significantly to $0.6 million or $(0.03) per share, compared to a net loss of $2.6 million or $(0.14) per share in the same period of 2017. Net loss in the second quarter of 2018 included $1.4 million of stock-based compensation expense, $0.4 million in amortization of acquisition-related intangible assets, $0.5 million of acquisition-related, restructuring and other costs, and $0.1 million deferred tax expense related to goodwill amortization. This compares to $1.2 million of stock-based compensation expense, $0.8 million in amortization of acquisition-related intangible assets, $1.1 million of acquisition-related, restructuring and other costs, and $0.2 million deferred tax expense related to goodwill amortization in the same period of 2017.

Adjusted EBITDA increased 22% to $5.3 million compared to $4.4 million in the year-ago quarter. As a percentage of SFE revenue, adjusted EBITDA increased 210 basis points to 10.0% compared to 7.9% in the year-ago quarter, primarily due to the aforementioned increase in service fee gross margin and prudent cost management.

Non-GAAP net income in the second quarter of 2018 increased significantly to $1.7 million compared to $0.6 million in the second quarter of 2017.

At June 30, 2018, net debt (defined as total debt less cash and cash equivalents) was $32.2 million compared to $28.2 million at December 31, 2017. Cash and cash equivalents totaled $13.6 million compared to $19.1 million at December 31, 2017. Total debt at June 30, 2018 decreased to $45.9 million compared to $47.3 million at the end of last year.

2018 Outlook

PFSweb continues to expect 2018 SFE revenue to range between $237 million and $247 million, reflecting up to 5% growth from 2017. The company also continues to expect adjusted EBITDA to range between $24 million and $26 million, reflecting up to 13% growth from 2017.

The company now expects PFS SFE revenue to range between $149 million and $155 million (previously $142 million to $147 million) and LiveArea service fee revenue to range between $88 million and $92 million (previously $95 million to $100 million).

Conference Call

PFSweb will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2018.

PFSweb CEO Mike Willoughby and CFO Tom Madden will host the conference call, followed by a question and answer period.

Date: Thursday, August 9, 2018

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-254-3590

International dial-in number: 1-323-994-2093

Conference ID: 1068632

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at www.pfsweb.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 23, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 1068632

About PFSweb, Inc.

PFSweb (NASDAQ: PFSW) is a global commerce services company that manages the online customer shopping experience on behalf of major branded manufacturers and retailers. Across two business units – LiveArea for strategy consulting, creative design, digital marketing, and web development services, and PFS Operations for order fulfillment, contact center, payment processing/fraud management, and order management services – they provide solutions to a broad range of Fortune 500® companies and household brand names such as Procter & Gamble, L’Oréal USA, Canada Goose, PANDORA, T.J. Maxx, the United States Mint, and many more. PFSweb enables these brands to provide a more convenient and brand-centric online shopping experience through both traditional and online business channels. The company is headquartered in Allen, TX with additional locations around the globe. For more information, please visit www.corporate.pfsweb.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP measures, including non-GAAP net income (loss), earnings before interest, income taxes, depreciation and amortization (EBITDA), adjusted EBITDA and service fee equivalent revenue.

Non-GAAP net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of non-cash stock-based compensation expense, acquisition-related,

restructuring and other (income) costs, amortization of acquisition-related intangible assets and deferred tax expense for goodwill amortization.

EBITDA represents earnings (or losses) before interest, income taxes, depreciation, and amortization. Adjusted EBITDA further eliminates the effect of stock-based compensation, as well as acquisition-related, restructuring and other costs.

Service fee equivalent revenue represents service fee revenue plus the gross profit earned on product revenue and does not alter existing revenue recognition.

Our service fee equivalent revenue target for 2018 includes an estimated gross margin on product sales of approximately $2 million (based on targeted product revenue of $33 million to $37 million) plus a targeted range of between $235 million to $245 million of service fee revenue.

The adjusted EBITDA outlook for 2018 has not been reconciled to the company’s net loss outlook for the same period because certain items that would impact interest expense, income tax provision (benefit), depreciation and amortization (including amortization of acquisition-related intangible assets), stock-based compensation, and acquisition-related, restructuring and other costs, all of which are reconciling items between net loss and adjusted EBITDA, cannot be reasonably predicted. Accordingly, reconciliation of adjusted EBITDA outlook to net loss outlook for 2018 is not available without unreasonable effort.

Non-GAAP net income (loss), EBITDA, adjusted EBITDA and service fee equivalent revenue are used by management, analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in our industry. The calculation of non-GAAP net income (loss) eliminates the effect of stock-based compensation, acquisition-related, restructuring and other costs, amortization of acquisition-related intangible assets, and deferred tax expense for goodwill amortization, and EBITDA and adjusted EBITDA further eliminate the effect of financing, remaining income taxes and the accounting effects of capital spending, which items may vary from different companies for reasons unrelated to overall operating performance. Service fee equivalent revenue allows client contracts with similar operational support models but different financial models to be combined as if all contracts were being operated on a service fee revenue basis.

PFS believes these non-GAAP measures provide useful information to both management and investors by focusing on certain operational metrics and excluding certain expenses in order to present its core operating performance and results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the GAAP results in the attached tables.

Forward-Looking Statements

The matters discussed herein consist of forward-looking information under the Private Securities Litigation Reform Act of 1995 and is subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. PFS' Annual Report on Form 10-K for the year ended December 31, 2017 identifies certain factors that could cause actual results to differ materially from those projected in any forward looking statements made and investors are advised to review the Annual Report of the company and the Risk Factors described therein. PFS undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future. There may be additional risks that we do not currently view as material or that are not presently known.

Company Contact:

Michael C. Willoughby

Chief Executive Officer

Or

Thomas J. Madden

Chief Financial Officer

972-881-2900

Investor Relations:

Sean Mansouri or Scott Liolios

Liolios Investor Relations

949-574-3860

PFSW@liolios.com

PFSweb, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share Data)

	(Unaudited)
	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,622	$19,078
Restricted cash	214	214
Accounts receivable, net of allowance for doubtful accounts of $393 and
$373 at June 30, 2018 and December 31, 2017, respectively	53,387	72,062
Inventories, net of reserves of $296 and $342 at June 30, 2018 and
December 31, 2017, respectively	5,677	5,326
Other receivables	4,460	5,366
Prepaid expenses and other current assets	6,470	6,633
Total current assets	83,830	108,679

PROPERTY AND EQUIPMENT, net	21,758	24,178
IDENTIFIABLE INTANGIBLES, net	2,535	3,371
GOODWILL	45,424	45,698
OTHER ASSETS	3,636	3,861
Total assets	157,183	185,787

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$30,910	$45,070
Accrued expenses	22,532	29,074
Current portion of long-term debt and capital lease obligations	5,537	9,460
Deferred revenues	5,397	7,405
Performance-based contingent payments	-	3,967
Total current liabilities	64,376	94,976

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	40,329	37,866
DEFERRED REVENUES, less current portion	2,869	4,034
DEFERRED RENT	5,129	5,464
OTHER LIABILITIES	2,245	2,150
Total liabilities	114,948	144,490

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued
or outstanding	-	-
Common stock, $0.001 par value; 35,000,000 shares authorized;
19,291,559 and 19,058,685 shares issued at June 30, 2018 and
December 31, 2017, respectively; and 19,258,092 and 19,025,218 shares outstanding
at June 30, 2018 and December 31, 2017, respectively	19	19
Additional paid-in capital	153,429	150,614
Accumulated deficit	(110,376)	(109,281)
Accumulated other comprehensive income	(712)	70
Treasury stock at cost, 33,467 shares	(125)	(125)
Total shareholders' equity	42,235	41,297
Total liabilities and shareholders' equity	$157,183	$185,787

PFSweb, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUES:
Service fee revenue	$53,141	$54,700	$109,628	$111,965
Product revenue, net	8,847	9,947	18,612	21,265
Pass-through revenue	15,063	13,419	27,232	23,604
Total revenues	$77,051	$78,066	155,472	156,834

COSTS OF REVENUES:
Cost of service fee revenue	$33,294	$35,977	68,902	75,561
Cost of product revenue	8,403	9,505	17,719	20,230
Cost of pass-through revenue	15,063	13,419	27,232	23,604
Total costs of revenues	$56,760	$58,901	113,853	119,395
Gross profit	20,291	19,165	41,619	37,439
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,756	20,735	40,415	42,453
Income (loss) from operations	535	(1,570)	1,204	(5,014)
INTEREST EXPENSE, NET	585	710	1,190	1,347
Income (loss) before income taxes	(50)	(2,280)	14	(6,361)
INCOME TAX EXPENSE	576	316	1,389	1,091
NET LOSS	$(626)	$(2,596)	$(1,375)	$(7,452)
NON-GAAP NET INCOME (LOSS)	$1,712	$648	$2,281	$(85)

NET LOSS PER SHARE:
Basic	$(0.03)	$(0.14)	$(0.07)	$(0.40)
Diluted	$(0.03)	$(0.14)	$(0.07)	$(0.40)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	19,174	18,870	19,160	18,804
Diluted	19,174	18,870	19,160	18,804

EBITDA	$3,514	$2,086	$7,161	$2,551
ADJUSTED EBITDA	$5,340	$4,381	$9,755	$8,035

PFSweb, Inc. and Subsidiaries

Unaudited Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

NET LOSS	$(626)	$(2,596)	$(1,375)	$(7,452)
Income tax expense	576	316	1,389	1,091
Interest expense, net	585	710	1,190	1,347
Depreciation and amortization	2,979	3,656	5,957	7,565
EBITDA	$3,514	$2,086	$7,161	$2,551
Stock-based compensation	1,360	1,237	2,006	1,761
Acquisition-related, restructuring and other costs	466	1,058	588	3,723
ADJUSTED EBITDA	$5,340	$4,381	$9,755	$8,035

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

NET LOSS	$(626)	$(2,596)	$(1,375)	$(7,452)
Stock-based compensation	1,360	1,237	2,006	1,761
Amortization of acquisition-related intangible assets	395	772	833	1,542
Acquisition-related, restructuring and other costs	466	1,058	588	3,723
Deferred tax expense - goodwill amortization	117	177	229	341
NON-GAAP NET INCOME (LOSS)	$1,712	$648	$2,281	$(85)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

TOTAL REVENUES	$77,051	$78,066	$155,472	$156,834
Pass-through revenue	(15,063)	(13,419)	(27,232)	(23,604)
Cost of product revenue	(8,403)	(9,505)	(17,719)	(20,230)
SERVICE FEE EQUIVALENT REVENUE	$53,585	$55,142	$110,521	$113,000

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

Effective January 1, 2018, the company changed its organizational structure in an effort to create more effective and efficient operations and to improve client and service focus.  As a result, the company is now presenting supplemental financial data below based on the reportable operating business segments of its PFS Operations and LiveArea Professional Services units, which are comprised of strategic businesses that are defined by the types of service offerings they provide.  In addition, certain costs that are not fully directly allocable to a business unit are presented as Corporate selling, general, and administrative expenses.

The segment financial data for the three and six months ended June 30, 2018, reflects the financial performance for each of the segments based on the current financial presentation reviewed by the company’s Chief Operating Decision Makers.  The company is continuing to evaluate its segregation of costs among the business units, including an effort to further allocate certain Corporate costs into the two operating business units to enhance cost focus and responsibility.

The segment financial data for the three and six months ended June 30, 2017, reflects the company’s current assessment for that period by business segment as if the PFS Operations and LiveArea Professional services segmentation had occurred as of the beginning of that period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
PFS Operations
Revenues:
Service fee revenue	$33,194	$32,634	$68,116	$69,641
Product revenue, net	8,847	9,947	18,612	21,265
Pass-through revenue	14,574	13,079	26,374	22,990
Total revenues	$56,615	$55,660	$113,102	$113,896
Costs of revenues:
Cost of service fee revenue	$22,964	$25,254	$48,303	$54,623
Cost of product revenue	8,403	9,505	17,719	20,230
Cost of pass-through revenue	14,574	13,079	26,374	22,990
Total costs of revenues	$45,941	$47,838	$92,396	$97,843
Gross profit	10,674	7,822	20,706	16,053
Direct operating expenses	4,186	2,796	7,886	6,119
Direct contribution	6,488	5,026	12,820	9,934
Depreciation and amortization	1,703	1,751	3,245	3,687
ADJUSTED EBITDA	$8,191	$6,777	$16,065	$13,621

TOTAL REVENUES	$56,615	$55,660	$113,102	$113,896
Pass-through revenue	(14,574)	(13,079)	(26,374)	(22,990)
Cost of product revenue	(8,403)	(9,505)	(17,719)	(20,230)
SERVICE FEE EQUIVALENT REVENUE	$33,638	$33,076	$69,009	$70,676

PFSweb, Inc. and Subsidiaries

Unaudited Consolidated Segment Information

and Reconciliation of Certain Non-GAAP Items to GAAP

(In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
LiveArea Professional Services
Revenues:
Service fee revenue	$19,948	$22,066	$41,513	$42,324
Pass-through revenue	488	340	857	614
Total revenues	$20,436	$22,406	$42,370	$42,938
Costs of revenues:
Cost of service fee revenue	$10,331	$10,723	$20,600	$20,938
Cost of pass-through revenue	488	340	857	614
Total costs of revenues	$10,819	$11,063	$21,457	$21,552
Gross profit	9,617	11,343	20,913	21,386
Direct operating expenses	6,707	8,820	15,034	16,809
Direct contribution	2,910	2,523	5,879	4,577
Depreciation and amortization	554	994	1,245	1,986
ADJUSTED EBITDA	$3,464	$3,517	$7,124	$6,563

Corporate
Selling, general and administrative expenses	$(8,863)	$(9,119)	$(17,495)	$(19,525)
Depreciation and amortization	722	911	1,467	1,890
EBITDA	$(8,141)	$(8,208)	$(16,028)	$(17,635)
Stock-based compensation	1,360	1,237	2,006	1,761
Acquisition-related, restructuring and other costs	466	1,058	588	3,723
ADJUSTED EBITDA	$(6,315)	$(5,913)	$(13,434)	$(12,151)